Exhibit 99.1

FOR IMMEDIATE RELEASE
For More Information:
Ronald L. Thigpen	Andy Mus
Executive Vice President and COO	Senior Vice President
Southeastern Bank Financial Corp.	Marsh Communications LLC
706-481-1014	770-621-2700

Southeastern Bank Financial Corp. Reports Positive Earnings

for the Fourth Quarter and Year-End 2011

AUGUSTA, Ga., Jan. 27, 2012 – Southeastern Bank Financial Corp. (OTCBB:SBFC), the holding company for Georgia Bank & Trust Company of Augusta (GB&T), today reported quarterly net income of $3.0 million, or $0.45 in diluted earnings per share, for the three months ended Dec. 31, 2011, compared to quarterly net income of $2.1 million, or $0.32 in diluted earnings per share, in the fourth quarter of 2010. For the full year, the company reported net income of $11.0 million, or $1.65 per diluted share, compared to net income of $6.9 million, or $1.03 per diluted share, for 2010.

“It was a very positive fourth quarter and full year for our company,” said R. Daniel Blanton, president and chief executive officer. “We increased net income and earnings in each quarter in 2011, we grew our net interest margin by 23 basis points year over year, our credit quality remained stable throughout the year, enabling us to lower our provision for loan losses by 20.4 percent for the year, and we were successful in our efforts to keep costs in line as evidenced by our noninterest expense, which grew only 0.5 percent for the full year. All of which gives us solid momentum as we enter 2012.”

“We still must contend with weak loan demand, however,” said Blanton. “Our mortgage revenue in 2011 was 18 percent lower than in 2010 and our core loans were down $28.1 million. This will continue to be a point of focus for us as we move forward.”

At Dec. 31, 2011, total assets were $1.6 billion, an increase of $7.7 million from Dec. 31, 2010. Loans outstanding at the end of the fourth quarter of 2011 were $875.1 million, compared to $886.9 million at Dec. 31, 2010. Total deposits at Dec. 31, 2011, were $1.4 billion, an increase of $8.5 million from a year ago. Cash and cash equivalents totaled $69.8 million at the end of the fourth quarter.

Net interest income for the fourth quarter of 2011 was $12.4 million, an increase of $199,000 from the same period a year ago. Noninterest income for the quarter was $5.7 million, an increase of $364,000 from the fourth quarter of 2010. Noninterest expense in the fourth quarter of 2011 totaled $11.6 million, an increase of $744,000 from the same period a year ago.

Nonperforming assets at Dec. 31, 2011, were 3.19 percent of total assets, compared to 2.34 percent at Sept. 30, 2011, and 2.12 percent at Dec. 31, 2010. Net charge-offs for the fourth quarter of 2011 totaled 1.26 percent of average loans on an annualized basis, compared to 1.20 percent annualized in the third quarter of 2011 and 1.27 percent annualized in the fourth quarter of 2010. Net charge-offs for the year totaled 1.18 percent of average loans, compared to 1.24 percent for 2010. The company held $6.2 million in other real estate owned (OREO) at Dec. 31, 2011, compared to $7.9 million at Sept. 30, 2011, and $7.8 million at Dec. 31, 2010.

The provision for loan losses totaled $2.4 million for the fourth quarter of 2011, compared to $3.5 million in the third quarter of 2011 and $4.0 million in the fourth quarter of 2010. Allowance for loan losses totaled $29.0 million, or 3.43 percent of loans outstanding, at Dec. 31, 2011, compared to $29.3 million, or 3.50 percent of loans outstanding, at Sept. 30, 2011, and $26.7 million, or 3.05 percent of loans outstanding, at Dec. 31, 2010.

The company’s net interest margin was 3.28 percent at Dec. 31, 2011, compared to 3.51 percent at Sept. 30, 2011, and 3.17 percent a year ago. Return on average assets (ROA) was 0.74 percent for the fourth quarter of 2011, an increase of 22 basis points from the same period a year ago, and return on average shareholders’ equity (ROE) was 10.37 percent, an increase of 221 basis points from the same period a year ago.

Net interest income for the 12 months ended Dec. 31, 2011, was $50.6 million, an increase of $4.7 million from the same period in 2010. Noninterest income for the full year 2011 was $19.7 million, compared to $21.1 million in 2010. Noninterest expense in 2011 totaled $42.0 million, an increase of $226,000 from 2010. The company’s net interest margin was 3.41 percent for the full year, compared to 3.18 percent for 2010.

On December 5, 2011, the Company’s South Carolina bank subsidiary, Southern Bank & Trust (SB&T) merged with and into GB&T, with GB&T surviving the merger. SB&T continues to operate as a division of GB&T under the trade name of Southern Bank & Trust in South Carolina.

“We enter 2012 in a good position,” said Blanton. “Our goal is to build on the foundation we laid in 2011, while exploring ways of generating additional revenue growth to help offset the lack of loan demand.”

About Southeastern Bank Financial Corp.

Southeastern Bank Financial Corp. is the $1.6 billion-asset bank holding company of Georgia Bank & Trust Company of Augusta (GB&T). GB&T is the largest locally owned and operated community bank in the Augusta metro market, with nine full-service Augusta-area offices, three full-service offices in Aiken County, S.C. operating as Southern Bank & Trust and one limited service Loan Production Office in Athens, GA. The company also has mortgage operations in Augusta and Savannah. The banks focus primarily on real estate, commercial and consumer loans to individuals, small to medium-sized businesses and professionals, and also provide wealth management and trust services. The company’s common stock is publicly traded on the OTC Bulletin Board under the symbol SBFC. For more information, please visit the company’s Web site, www.georgiabankandtrust.com.

Safe Harbor Statement – Forward-Looking Statements

Statements made in this release by Southeastern Bank Financial Corporation (The Company) other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties. Such forward-looking statements are made based upon management’s belief as well as assumptions made by, and information currently available to, management pursuant to “safe harbor”

provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from the results anticipated in forward-looking statements due to a variety of factors, including: unanticipated changes in the Bank’s local economy and in the national economy; governmental monetary and fiscal policies; deposit levels, loan demand, loan collateral values and securities portfolio values; difficulties in interest rate risk management; difficulties in operating in a variety of geographic areas; the effects of competition in the banking business; changes in governmental regulation relating to the banking industry, including regulations relating to branching and acquisitions; failure of assumptions underlying the establishment of reserves for loan losses, including the value of collateral underlying delinquent loans; and other factors. The Company cautions that such factors are not exclusive. The Company does not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

###

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Balance Sheets

	December 31, 2011	December 31,
	(Unaudited)	2010
Assets
Cash and due from banks	$51,080,600	$42,304,774
Federal funds sold	—	—
Interest-bearing deposits in other banks	18,760,812	22,810,141

Cash and cash equivalents	69,841,412	65,114,915

Investment securities
Available-for-sale	603,758,999	586,301,633
Held-to-maturity, at cost (fair values of $0 and $310,753, respectively)	—	310,000

Loans held for sale	29,045,533	12,774,806

Loans	846,010,275	874,095,184
Less allowance for loan losses	29,045,876	26,656,672

Loans, net	816,964,399	847,438,512
Premises and equipment, net	27,608,118	29,415,853
Accrued interest receivable	6,246,880	6,382,121
Bank-owned life insurance	30,713,488	24,178,634
Restricted equity securities	5,086,000	5,706,900
Other real estate owned	6,208,720	7,750,552
Prepaid FDIC assessment	3,419,738	4,784,587
Deferred tax asset	12,723,238	14,594,554
Other assets	3,156,584	2,352,138

	$1,614,773,109	$1,607,105,205

Liabilities and Stockholders’ Equity

Deposits
Noninterest-bearing	$147,196,034	$120,138,486
Interest-bearing:
NOW accounts	346,235,936	356,266,740
Savings	471,727,749	409,583,995
Money management accounts	42,977,515	36,937,485
Time deposits over $100,000	286,318,774	346,721,403
Other time deposits	124,766,377	141,088,967

	1,419,222,385	1,410,737,076

Securities sold under repurchase agreements	700,798	817,574
Advances from Federal Home Loan Bank	39,000,000	60,000,000
Other borrowed funds	—	—
Accrued interest payable and other liabilities	15,874,526	12,646,021
Subordinated debentures	22,946,646	22,946,646

Total liabilities	1,497,744,355	1,507,147,317

Stockholders’ equity:
Preferred stock, no par value; 10,000,000 shares authorized; 0 shares outstanding in 2011 and 2010, respectively	—	—
Common stock, $3.00 par value; 10,000,000 shares authorized; 6,677,667 and 6,675,147 shares issued and outstanding in 2011 and 2010, respectively	20,033,001	20,025,441
Additional paid-in capital	62,767,133	62,617,358
Retained earnings	30,593,180	19,548,606
Treasury stock, at cost; 0 shares in 2011 and 2010, respectively	—	—
Accumulated other comprehensive income (loss), net	3,635,440	(2,233,517)

Total stockholders’ equity	117,028,754	99,957,888

	$1,614,773,109	$1,607,105,205

SOUTHEASTERN BANK FINANCIAL CORPORATION AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

	September 30,	September 30,	September 30,	September 30,
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Interest income:
Loans, including fees	$11,945,592	$13,235,719	$50,036,221	$53,706,678
Investment securities	4,204,477	4,237,833	17,484,345	15,781,202
Federal funds sold	—	—	—	9,201
Interest-bearing deposits in other banks	26,834	83,557	119,728	377,359

Total interest income	16,176,903	17,557,109	67,640,294	69,874,440

Interest expense:
Deposits	3,154,118	4,591,650	14,443,074	20,464,633
Securities sold under repurchase agreements	1,808	2,209	6,296	19,708
Other borrowings	614,666	756,212	2,629,082	3,513,512

Total interest expense	3,770,592	5,350,071	17,078,452	23,997,853

Net interest income	12,406,311	12,207,038	50,561,842	45,876,587

Provision for loan losses	2,385,948	3,959,639	12,584,033	15,800,885

Net interest income after provision for loan losses	10,020,363	8,247,399	37,977,809	30,075,702

Noninterest income:
Service charges and fees on deposits	1,691,869	1,780,474	6,749,018	6,925,623
Gain on sales of loans	2,050,637	2,171,421	7,074,950	8,623,963
Gain on sale of fixed assets	54,049	—	70,708	26,368
Investment securities gains, net	750,143	334,160	1,118,880	1,271,275
Other-than-temporary loss
Total impairment loss	—	—	(191,618)	(96,258)
Less loss recognized in other comprehensive income	—	—	(89,494)	(258)

Net impairment loss recognized in earnings	—	—	(102,124)	(96,000)
Retail investment income	443,446	413,966	1,851,570	1,662,287
Trust service fees	278,876	274,636	1,128,234	1,127,361
Increase in cash surrender value of
bank-owned life insurance	266,956	221,768	1,034,854	930,755
Miscellaneous income	172,131	147,950	745,649	614,269

Total noninterest income	5,708,107	5,344,375	19,671,739	21,085,901

Noninterest expense:
Salaries and other personnel expense	6,015,029	5,938,076	23,222,936	23,462,219
Occupancy expenses	1,044,877	1,112,034	4,359,701	4,581,055
Other real estate losses (gains), net	865,460	574,518	1,898,672	1,609,999
Other operating expenses	3,655,851	3,213,048	12,560,027	12,161,746

Total noninterest expense	11,581,217	10,837,676	42,041,336	41,815,019

Income before income taxes	4,147,253	2,754,098	15,608,212	9,346,584

Income tax expense	1,134,151	608,012	4,563,638	2,490,111

Net income	$3,013,102	$2,146,086	$11,044,574	$6,856,473

Comprehensive income (loss)	$1,589,769	$(4,361,725)	$16,913,531	$5,949,650

Basic net income per share	$0.45	$0.32	$1.65	$1.03

Diluted net income per share	$0.45	$0.32	$1.65	$1.03

Weighted average common shares outstanding	6,677,697	6,675,147	6,676,774	6,674,224

Weighted average number of common and common equivalent shares outstanding	6,677,697	6,675,147	6,676,774	6,674,224